Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Novelis Inc. of our report dated May 27, 2010 (except with respect to the effects of the amalgamation of AV Aluminum Inc. and Novelis Inc. discussed in Note 1 to the consolidated financial statements, as to which the date is December 6, 2010) and our report dated June 29, 2009 (except with respect to the retrospective application of ASC 810, as to which the date is August 5, 2009) relating to the financial statements, and the effectiveness of internal control over financial reporting of Novelis Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Atlanta, GA
February 11, 2011